Exhibit 5.1
DLA Piper Rudnick Gray Cary US LLP
1200 Nineteenth Street, N.W.
Washington, D.C. 20036
T 202.861.3900
F 202.223.2085
W www.dlapiper.com
October 24, 2005
Global Secure Corp.
2600 Virginia Avenue, N.W.
Washington, D.C. 20037

Re:	Registration Statement (No. 333-127490) on Form S-1
Ladies and Gentlemen:
     We are acting as counsel for Global Secure Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-127490) (such Registration Statement, as it may be amended from time to time, is herein referred to as the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), with respect to the public offering of (i) 8,342,803 shares of the Company’s common stock (the “Company Shares”) by the Company and (ii) 1,144,697 shares of the Company’s common stock (the “Selling Stockholder Shares” and together with the Company Shares, the “Shares”) by certain stockholders of the Company (the “Selling Stockholders”). The foregoing number of Shares assumes the exercise in full of the overallotment option described in the Registration Statement.
     The Shares are to be sold by the Company and the Selling Stockholders pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into among the Company, the Selling Stockholders and the underwriters to be named therein. The form of the Underwriting Agreement has been filed as Exhibit 1.1 to the Registration Statement.
     In connection herewith, we have examined and relied without independent investigation as to matters of fact upon such certificates of public officials, such statements and certificates of officers of the Company and originals or copies certified to our satisfaction of the Registration Statement, the Underwriting Agreement, the certificate of incorporation and bylaws of the Company as amended and now in effect, proceedings of the board of directors of the Company and such other corporate records, documents, certificates and instruments as we have deemed necessary or appropriate in order to enable us to render this opinion. In rendering this opinion, we have assumed the genuineness of all signatures on all documents examined by us, the due authority of the parties signing such documents, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We have further assumed for purposes of this opinion, without investigation, that the offer and sale of the Shares comply in all respects with the terms, conditions and restrictions set forth in the Registration Statement, the Underwriting Agreement and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.
     We are members of the Bar of the District of Columbia, and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the foregoing) and the federal law of the United States of America.

Global Secure Corp.
October 21, 2005

     This opinion speaks only at and as of its date and is based solely on the facts and circumstances known to us at and as of such date. In addition, in rendering this opinion, we assume no obligation to revise, update or supplement this opinion should the present aforementioned laws of the State of Delaware or federal laws of the United States of America be changed by legislative action, judicial decision or otherwise.
     Based upon and subject to the foregoing, we are of the opinion that (i) the Shares have been duly authorized and (ii) the Selling Stockholder Shares are, and, when they have been issued and sold in accordance with the terms of the Underwriting Agreement, the Company Shares will be, validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus included therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,

DLA PIPER RUDNICK GRAY CARY US LLP